                                                                   Exhibit 10.31

================================================================================

                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                      HCPH CANADIAN NEWSPAPER HOLDINGS CO.

                                       AND

                      GLACIER VENTURES INTERNATIONAL CORP.

                                       AND

                               6490239 CANADA INC.

                                       AND

                          HOLLINGER INTERNATIONAL INC.

                                       AND

                             JAMISON NEWSPAPERS INC.

                                   MADE AS OF

                                DECEMBER 19, 2005

                SALE OF SHARES OF GREAT WEST NEWSPAPER GROUP LTD.

================================================================================

                              MCCARTHY TETRAULT LLP

                                TABLE OF CONTENTS

                            SHARE PURCHASE AGREEMENT

ARTICLE 1 - INTERPRETATION.................................................    2
    1.01    Definitions....................................................    2
    1.02    Knowledge......................................................    7
    1.03    Headings.......................................................    7
    1.04    Extended Meanings..............................................    7
    1.05    Accounting Principles..........................................    8
    1.06    Currency.......................................................    8
    1.07    Schedules......................................................    8

ARTICLE 2 - PURCHASE AND SALE..............................................    8
    2.01    Purchase and Sale and Purchase Price...........................    8
    2.02    Closing and Deliverables.......................................    8
    2.03    Hollinger International Guarantee..............................    9
    2.04    Glacier Guarantee..............................................    9
    2.05    Taxes..........................................................   10

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES.................................   10
    3.01    Vendor's Representations and Warranties........................   10
    3.02    Survival of Vendor's and Hollinger International's
            Representations, Warranties and Covenants......................   12
    3.03    Purchaser's Representations and Warranties.....................   12
    3.04    Survival of Purchaser's Representations, Warranties
            and Covenants..................................................   13
    3.05    Glacier's Representations and Warranties.......................   14
    3.06    Survival of Glacier's Representations, Warranties
            and Covenants..................................................   15
    3.07    Investigation..................................................   15
    3.08    No Inducement or Reliance; Independent Assessment..............   15
    3.09    Release........................................................   16

ARTICLE 4 - COVENANTS RELATING TO CONDUCT OF BUSINESS......................   16
    4.01    Appropriate Action; Consents; Filings..........................   16
    4.02    Preservation of Books and Records..............................   17
    4.03    Tax Matters....................................................   18
    4.04    Mail; Payments.................................................   19
    4.05    Indemnity Cooperation Agreement................................   19
    4.06    Purchasing Parties' Pre-Closing Reorganization Steps...........   20
    4.07    Hollinger Pre-Closing Reorganization Steps.....................   20

ARTICLE 5 - CONDITIONS.....................................................   21
    5.01    Conditions to Obligations of Each Party........................   21
    5.02    Conditions for the Benefit of the Purchaser and Glacier........   21
    5.03    Conditions for the Benefit of the Vendor.......................   22

ARTICLE 6 - INDEMNIFICATION................................................   22
    6.01    Indemnification................................................   22

ARTICLE 7 - PUBLICATION STATUS INDEMNITY...................................   28
    7.01    Publication Status Indemnity...................................   28
    7.02    Claims Process and Limits......................................   29

ARTICLE 8 - TERMINATION....................................................   29
    8.01    Termination....................................................   29
    8.02    Effect of Termination..........................................   30

ARTICLE 9 - GENERAL........................................................   30
    9.01    Further Assurances.............................................   30
    9.02    Time of the Essence............................................   31
    9.03    Commissions....................................................   31
    9.04    Confidentiality and Public Announcements.......................   31
311
    9.05    Benefit of the Agreement.......................................   31
    9.06    Entire Agreement...............................................   31
    9.07    Amendments and Waiver..........................................   31
    9.08    Assignment.....................................................   32
    9.09    Notices........................................................   32
    9.10    Severability...................................................   34
    9.11    Parties in Interest............................................   34
    9.12    Expenses.......................................................   34
    9.13    Governing Law; Attornment......................................   35
    9.14    Counterparts; Facsimile........................................   35
    9.15    Waiver.........................................................   35
    9.16    Disclaimer.....................................................   35
    9.17    Waiver of Jury Trial...........................................   36

                            SHARE PURCHASE AGREEMENT

          THIS AGREEMENT made as of the 19th day of December, 2005;

BETWEEN:

               HCPH CANADIAN NEWSPAPER HOLDINGS CO., a corporation incorporated under the laws of Nova Scotia, and any successor in interest thereto (hereinafter referred to, in either case, as the "Vendor"),

                                                              OF THE FIRST PART,

                                     - and -

               6490239 CANADA INC., a corporation incorporated under the laws of Canada (hereinafter referred to as the "Purchaser),

                                                             OF THE SECOND PART,

                                     - and -

               GLACIER VENTURES INTERNATIONAL CORP., a corporation incorporated under the laws of British Columbia (hereinafter referred to as the "Glacier"),

                                                              OF THE THIRD PART,

                                     - and -

               HOLLINGER INTERNATIONAL INC., a corporation governed by the laws of the State of Delaware (hereinafter referred to as "Hollinger International"),

                                                             OF THE FOURTH PART,

                                     - and -

               JAMISON NEWSPAPERS INC., a corporation governed by the laws of Alberta (hereinafter referred to as "Jamison"),

                                                              OF THE FIFTH PART.

          WHEREAS the Vendor is the beneficial and registered owner of the Shares, being 17,540 Class A shares of Great West Newspaper Group Ltd. (the "Corporation"), a corporation incorporated under the laws of Canada;

          AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions hereinafter set forth;

          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                           ARTICLE 1 - INTERPRETATION

1.01 DEFINITIONS

          In this Agreement, unless something in the subject matter or context is inconsistent therewith:

     (a) "Affiliate", with respect to the relationship between two or more corporations, has the meaning attributed to "affiliated bodies corporate" under the Canada Business Corporations Act as of the date of this Agreement and, with respect to the relationship between two or more Persons any of which is not a corporation, a Person is deemed to be an Affiliate of another Person if one of them is Controlled by the other or if both are Controlled by the same Person, and "Affiliated" has a corresponding meaning;

     (b)  "Applicable Law" means:

          (i) any domestic or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); or

          (ii) any judgement, order, writ, injunction, decision, ruling, decree or award;

          of any Governmental Entity, statutory body or regulatory authority to the extent only that the same is legally binding on the Person referred to in the context in which the term is used;

     (c) "Agreement" means this agreement and all amendments made hereto by written agreement between the Vendor, Hollinger International, Glacier and the Purchaser;

     (d) "Books and Records" means all books, records, files and papers of the Corporation and the Subsidiary, including computer manuals, computer data, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records (including benefit plan records), minute and share certificate books, and all copies and recordings of the foregoing;

     (e) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Ontario;

     (f) "Closing" means the closing of the purchase and sale of the Shares contemplated by this Agreement;

     (g)  "Closing Date" is defined in Section 2.02(1);

     (h)  "Consent" is defined in Section 4.01;

     (i) "Contract" means any agreement, contract, indenture, lease, deed of trust, option or other legally binding commitment or obligation in the nature of a contract, whether oral or written, for which there are continuing rights or obligations;

     (j)  "Control", with respect to the relationship with a Person, means:

          (i) if that Person is a corporation, the holding (other than by way of security) of Equity Securities of that Person to which are attached more than 50% of the votes that may be cast for the election of directors and those votes are sufficient, if exercised, to elect a majority of the board of directors; or

          (ii) the right, directly or indirectly, to direct or cause the direction of the management of the affairs of that Person, whether by ownership of Equity Securities, by Contract or otherwise;

          and "Controls" and "Controlled" have corresponding meanings;

     (k) "Corporation" means Great West Newspaper Group Ltd., a corporation incorporated under the laws of Canada;

     (l)  "Deductible" is defined in Section 6.01(3);

     (m) "Disclosure Letter" means the disclosure letter of the Vendor attached hereto as Schedule 1.01(m);

     (n) "Encumbrance" means any lien, pledge, charge, claim, security, interest, contingent sale or title retention agreement, option, deed of trust, mortgage, conditional sales agreement, right of first refusal or other right of a third party substantially equivalent thereto;

     (o)  "End Date" is defined in Section 8.01(2);

     (p) "Equity Securities" means any shares of a corporation, partnership units or interests or similar securities;

     (q)  "Filing" is defined in Section 4.01(1);

     (r)  "Fundata" means Fundata Canada Inc.;

     (s) "Funding Determination" means a determination made by the Government of Canada that any Indemnity Subsidiary is required to repay to the Government of Canada the amount of any Government of Canada Funding, only to the extent that such Government of Canada Funding was received prior to the Time of Closing and relates to a period ending on or prior to the Time of Closing and only to the extent that any Indemnity Subsidiary is, at any time, required by the Government of Canada to repay such amount because the publications to which the funding relates were determined not to meet the relevant Canadian ownership and control requirements during such period;

     (t) "GAAP" means generally accepted accounting principles in Canada, applicable as of date hereof and, in respect of the financial statements of any Person, applied on a basis consistent with those applied in previous periods of such Person unless otherwise required under GAAP;

     (u) "Government of Canada Funding" means financial support that has been provided by the Government of Canada to any Indemnity Subsidiary pursuant to the Department of Canadian Heritage's Canada Magazine Fund or Publications Assistance Program;

     (v) "Governmental Entity" means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government, as well as any stock exchange;

     (w) "Great West Agreement" means the shareholders agreement in respect of the Corporation dated February 28, 1997;

     (x) "Hollinger Pre-Closing Reorganization Steps" mean the transactions referred to in Schedule 4.07;

     (y) "Income", in respect of any period, means the income of the Corporation or an Indemnity Subsidiary or Mountain View Publishing Inc. as determined for purposes of the ITA for such period;

     (z) "Indemnification Event" means an event, occurrence or state of affairs for which a Party is expressly indemnified hereunder;

     (aa) "Indemnification Notice" means a written notice in reasonable detail delivered by the Vendor to the Purchasing Parties or either of them, or by the Purchasing Parties or either of them to the Vendor, as applicable, stating a demand for indemnification in accordance with
          Section 6.01 or in connection with the Publication Status Indemnity;

     (bb) "Indemnified Party" is defined in Section 6.01(7);

     (cc) "Indemnifying Party" is defined in Section 6.01(7);

     (dd) "Indemnity Cooperation Agreement" is defined in Section 4.05;

     (ee) "Indemnity Subsidiaries" means Tall Taylor, Gazette Press Ltd., Bonnyville Nouvelle Ltd. and the Limited Partnership, and "Indemnity Subsidiary" means any one such entity;

     (ff) "Insurance Benefits" is defined in Section 6.01(10);

     (gg) "ITA" means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.) c. 1, and the regulations promulgated thereunder, as amended from time to time;

     (hh) "Letter of Intent" means the letter agreement between Hollinger International and Glacier dated December 15, 2005 in respect of the transactions contemplated hereby;

     (ii) "Limited Partnership" means the Great West Newspapers Limited Partnership described in the Purchasing Parties' Pre-Closing Reorganization Steps;

     (jj) "Losses" means any and all financial losses, damages, liabilities, obligations, penalties, encumbrances, assessments, costs and expenses sustained, suffered or incurred by the Party seeking indemnification as a direct result of any Indemnification Event; provided, however, that Losses shall not include any indirect or consequential or punitive losses or damages, lost profits or lost revenue;

     (kk) "Material Adverse Change" or "Material Adverse Effect" means any change or effect that has or could be reasonably expected to have a material and adverse effect on the business, assets or financial condition of the Corporation and the Subsidiary, taken as a whole, and "Materially Adversely Effect" has a corresponding meaning;

     (ll) "Non-Competition Agreement" means the agreement to be entered into by Glacier, the Purchaser, Hollinger International and the Vendor contemporaneously with Closing whereby, in consideration for the sum of $1,000, each of the Vendor and Hollinger International will agree not to compete with the Corporation following Closing;

     (mm) "Ordinary Course" means, with respect to an action taken by a Person, that the action is consistent with the past practices of the Person and is taken in the normal day-to-day operations of the Person and, with respect to Hollinger International and any subsidiary of Hollinger International (other than the Corporation and the Subsidiary) since January 17, 2004;

     (nn) "Party" means the Vendor, the Purchaser, Jamison, Glacier or Hollinger International, as the case may be;

     (oo) "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity;

     (pp) "Publication Status Indemnity" means, collectively, the indemnities granted by the Vendor in Sections 7.01(1) and (2) of this Agreement;

     (qq) "Purchase Price" is defined in Section 2.01(1);

     (rr) "Purchasing Parties" means the Purchaser and Glacier;

     (ss) "Purchasing Parties' Pre-Closing Reorganization Steps" means the transactions referred to in Schedule 4.06;

     (tt) "Representation and Warranty Losses" is defined in Section 6.01(3);

     (uu) "Representatives", with respect to a Party, means its directors, officers, employees, auditors, agents and other representatives and advisors;

     (vv) "Safe Income" means the income earned or realized by the Corporation and each Indemnity Subsidiary and Mountain View Publishing Inc. for purposes of section 55 of the ITA for the period ending at the safe-income determination time, as defined in subsection 55(1) of the ITA, for the series of transactions that includes the purchase of the Shares under this Agreement;

     (ww) "Section 19 Claim" means any claim, action, suit or proceeding or other demand, whether at law or in equity, brought before a court and asserted against any Indemnity Subsidiary, and either: (i) arising from a Section 19 Reassessment in respect of a Person, to the extent that such Section 19 Reassessment relates to expenses incurred by the Person prior to the Time of Closing; or (ii) arising from damages suffered by a Person who publishes a newspaper in a market in Canada, to the extent that such damages arose as a direct result of the failure of a newspaper produced or published by such Indemnity Subsidiary to qualify as a Canadian newspaper, as defined in subsection 19(5) of the ITA or an analogous provision of a provincial taxing statute, during any period ending prior to the Time of Closing;

     (xx) "Section 19 Reassessment" means, in respect of a Person, an assessment or a reassessment issued to the Person by the Canada Revenue Agency or provincial taxing authority, solely on the basis of subsection 19(1) of the ITA or an analogous provision of a provincial taxing statute, from which no appeal lies disallowing a deduction claimed by the Person for expenses incurred for advertising space in an issue of a newspaper produced and published by an Indemnity Subsidiary;

     (yy) "Shares" means 17,540 Class A shares of the Corporation;

     (zz) "Subsidiaries" means Tall Taylor and Gazette Press Ltd.;

     (aaa) "Tall Taylor" means Tall-Taylor Publishing Ltd.;

     (bbb) "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any instalments, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), whether disputed or not;

     (ccc) "Tax Returns" means any return, declaration, report, schedule or information statement with respect to Taxes required to be filed with the Canada Revenue Agency or any other Governmental Entity;

     (ddd) "Time of Closing" means 9:00 a.m. (Vancouver time) on the Closing
          Date;

     (eee) "Title Representation and Warranty Losses" is defined in Section 6.01(5); and

     (fff) "Vue Claims" means the claims advanced by 783783 Alberta Ltd. against Jamison, among others, in the statement of claim issued out of the Office of the Clerk of the Court of Queen's Bench of Alberta on October 27, 2005; provided, however, that Vue Claims shall not include any new claims unrelated to the Publication Status Indemnity advanced in any amendment made to such statement of claim after the Time of Closing.

1.02 KNOWLEDGE

          Any reference to "knowledge of the Vendor" or to phrases of similar import shall mean only the actual knowledge of Gordon Paris, Peter Lane or David Dodd.

1.03 HEADINGS

          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.04 EXTENDED MEANINGS

          In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.05 ACCOUNTING PRINCIPLES

          Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to GAAP.

1.06 CURRENCY

          All references to currency herein are to lawful money of Canada.

1.07 SCHEDULES

          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

          Schedule 1.01(M)    - Disclosure Letter;

          Schedule 4.05       - Indemnity Cooperation Agreement;

          Schedule 4.06       - Purchasing Parties' Pre-Closing Reorganization
                                Steps;

          Schedule 4.07       - Hollinger Pre-Closing Reorganization Steps; and

          Schedule 5.01(1)(B) - Consents and Filings.

                          ARTICLE 2 - PURCHASE AND SALE

2.01 PURCHASE AND SALE AND PURCHASE PRICE

     (1) Upon and subject to the terms and conditions contained herein, the Vendor shall, at the Time of Closing, sell the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Vendor for a total purchase price of Cdn.$32,000,000 (hereinafter referred to as the "Purchase Price").

     (2) The Purchase Price shall be paid and satisfied by the Purchaser at the Time of Closing by wire transfer of immediately available funds to an account or accounts specified by the Vendor against delivery to the Purchaser of a share certificate or certificates evidencing the Shares duly endorsed for transfer to the Purchaser.

2.02 CLOSING AND DELIVERABLES

     (1) Subject to the terms and conditions contained herein, the Closing shall take place as soon as practicable but, in any event, within five (5) Business Days after satisfaction or waiver of the conditions set forth in Article 5 hereof (other than conditions which, by their terms, are to be satisfied at the Closing) (the "Closing Date") at the offices of Farris, Vaughan, Wills & Murphy LLP, 700 W. Georgia Street, Vancouver, British Columbia.

     (2) At the Closing, the Vendor shall deliver to the Purchaser the following:

     (a) share certificates representing the Shares duly endorsed for transfer to the Purchaser or accompanied by duly executed stock transfer powers;

     (b)  the officer's certificates referred to in Section 5.02(1)(b), (c) and
          (d);

     (c) written resignations of each of the nominees of the Vendor to the board of directors of the Corporation;

     (d) executed counterparts of the Indemnity Cooperation Agreement signed by the Vendor and Hollinger International; and

     (e) executed counterparts of the Non-Competition Agreement signed by the Vendor and Hollinger International.

     (3) At the Closing, the Purchaser shall deliver to the Vendor the following:

     (a) payment of the Purchase Price in Canadian dollars by wire transfer of immediately available funds to an account or accounts specified by the Vendor;

     (b)  an officer's certificate in accordance with Section 5.03(1)(c);

     (c) executed counterparts of the Indemnity Cooperation Agreement signed by each Indemnity Subsidiary; and

     (d) executed counterparts of the Non-Competition Agreement signed by Glacier and the Purchaser.

2.03 HOLLINGER INTERNATIONAL GUARANTEE

          Hollinger International hereby unconditionally and irrevocably guarantees the due and punctual performance by the Vendor of its obligations under this Agreement as the same may be amended, changed or replaced, settled, compromised or otherwise modified, from time to time and irrespective of any bankruptcy, insolvency, dissolution, winding-up or termination of the existence of the Vendor, the Purchaser, Glacier or any successor or assignee thereof, as the case may be, including, without limitation, the unconditional and irrevocable guarantee of the payment of all indemnification claims for which the Vendor is liable to the Purchasing Parties or the Indemnity Subsidiaries pursuant to this Agreement. Hollinger International shall be liable to the Purchasing Parties or the Indemnity Subsidiaries if and only to the extent that it is established that the Vendor is so liable. The Purchasing Parties are not required to exhaust all remedies against the Vendor prior to proceeding against Hollinger International under this guarantee. In no event shall the liability of Hollinger International to the Purchasing Parties or the Indemnity Subsidiaries hereunder be greater than that of the Vendor to the Purchaser hereunder.

2.04 GLACIER GUARANTEE

          Glacier hereby unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser of its obligations under this Agreement, as the same may be amended, changed or replaced, settled, compromised or otherwise modified, from time to time and irrespective of any bankruptcy, insolvency, dissolution, winding-up or termination of the existence of the Vendor, the Purchaser, Glacier or any successor or assignee thereof, as the case may be, including, without limitation, the payment of all indemnification claims for which the Purchaser is liable to the Vendor pursuant to this Agreement. Glacier shall be liable to the Vendor if and only to the extent that it is established that the Purchaser is so liable. The Vendor is not required to exhaust all remedies against the Purchaser prior to proceeding against Glacier under this guarantee. In no event shall the liability of Glacier to the Vendor hereunder be greater than that of the Purchaser to the Vendor hereunder.

2.05 TAXES

          The Purchaser shall pay any sales, use, transfer, excise, stamp or other similar taxes imposed by reason of the sale of the Shares, excluding, for greater certainty, any income taxes, capital or capital gains taxes of the Vendor pursuant to this Agreement, and any deficiency, interest or penalty with respect to such taxes.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01 VENDOR'S REPRESENTATIONS AND WARRANTIES

     (1) The Vendor represents and warrants to the Purchasing Parties that, except as disclosed in the Disclosure Letter:

     (a) the Vendor is the beneficial and registered owner of the Shares and will (subject to the Hollinger Pre-Closing Reorganization Steps) be on the Closing Date the legal and beneficial owner of the Shares with good and marketable title thereto, free and clear of all Encumbrances;

     (b) the Vendor is incorporated, organized and existing under the laws of the jurisdiction of its incorporation, the Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and the Vendor has the power, authority and right to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all Encumbrances;

     (c) this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the Vendor, enforceable against the Vendor in accordance with its terms subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

     (d) there is no contract, option or any other right of another binding upon the Vendor or capable of becoming a contract, option or right binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement;

     (e) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

          (i) any of the provisions of the constating documents or by-laws of the Vendor; or

          (ii) any Contract to which the Vendor is a party or the Vendor is bound;

          except where such violation would not have a material adverse effect on the ability of the Vendor to carry out its obligations hereunder;

     (f) no approval, order, consent of or filing with any Governmental Entity is required in connection with the execution and delivery by the Vendor of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the obligations of the Vendor under this Agreement or any other documents and agreements to be delivered under this Agreement except where the failure to obtain such approval, order or consent or make such filing would not have a material adverse effect on the ability of the Vendor to carry out its obligations hereunder;

     (g) the Vendor is not a non-resident person within the meaning of section 116 of the Income Tax Act (Canada);

     (h) to the knowledge of the Vendor, neither the Corporation nor any of the Subsidiaries is a party to any court proceeding arising as a result of, or in relation to, the investigation of the Special Committee of the Board of Directors of Hollinger International and, to the knowledge of the Vendor, there are no facts or circumstances that would be reasonably likely to result in the Corporation or the Subsidiaries becoming involved in any court action or proceeding, as a defendant, related to the matters raised in the report of the Special Committee of the Board of Directors of Hollinger International; and

     (i) to the knowledge of the Vendor, there is no existing litigation in the United States against the Corporation or the Subsidiaries.

     (2) Hollinger International represents and warrants to the Purchasing Parties that, except as disclosed in the Disclosure Letter:

     (a) Hollinger International is incorporated, organized and existing under the laws of the jurisdiction of its incorporation, and Hollinger International has good and sufficient power, authority and right to enter into and deliver this Agreement;

     (b) this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, Hollinger International, enforceable against Hollinger International in accordance with its terms subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

     (c) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Hollinger International will result in the violation of:

          (i) any of the provisions of the constating documents or by-laws of Hollinger International; or

          (ii) any Contract to which Hollinger International is a party or is bound;

          except where such violation would not have a material adverse effect on the ability of Hollinger International to carry out its obligations hereunder; and

     (d) no approval, order, consent of or filing with any Governmental Entity is required in connection with the execution and delivery by Hollinger International of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the obligations of Hollinger International under this Agreement or any other documents and agreements to be delivered under this Agreement except where the failure to obtain such approval, order or consent or make such filing would not have a material adverse effect on the ability of Hollinger International to carry out its obligations hereunder.

3.02 SURVIVAL OF VENDOR'S AND HOLLINGER INTERNATIONAL'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1) The representations and warranties of the Vendor and Hollinger International set forth in Section 3.01 (other than those set forth in Section 3.01(1)(a) and 3.01(1)(d)) shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchasing Parties for a period of 24 months from the Closing Date. The representations and warranties of the Vendor set forth in Section 3.01(1)(a) and 3.01(1)(d) shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchasing Parties for a period of 36 months from the Closing Date.

     (2) The covenants of the Vendor set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchasing Parties in accordance with the terms thereof.

3.03 PURCHASER'S REPRESENTATIONS AND WARRANTIES

     (1) The Purchaser represents and warrants to the Vendor that:

     (a) the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of Canada;

     (b) the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby;

     (c) this Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

     (d) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of:

          (i) any of the provisions of the constating documents or by-laws of the Purchaser; or

          (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound;

          except where such violation would not have a material adverse effect on the ability of the Purchaser to carry out its obligations hereunder;

     (e) the Purchaser is a Canadian within the meaning of the Investment Canada Act (Canada);

     (f) the Purchaser will, at Closing, have available funds sufficient to consummate the transactions contemplated hereby; and

     (g) no approval, order, consent of or filing with any Governmental Entity is required in connection with the execution and delivery by the Purchaser of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the obligations of the Purchaser under this Agreement or any other documents and agreements to be delivered under this Agreement except where the failure to obtain such approval, order or consent or make such filing would not have a material adverse effect on the Purchaser or its ability to carry out its obligations hereunder.

3.04 SURVIVAL OF PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1) The representations and warranties of the Purchaser set forth in
Section 3.03 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor for a period of 24 months from the Closing Date.

     (2) The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

3.05 GLACIER'S REPRESENTATIONS AND WARRANTIES

     (1) Glacier represents and warrants to the Vendor and the Purchaser that:

     (a) Glacier is a corporation duly incorporated, organized and subsisting under the laws of Canada;

     (b) Glacier has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by Glacier contemplated hereby;

     (c) this Agreement has been duly authorized, executed and delivered by Glacier and constitutes a valid and legally binding obligation of Glacier, enforceable against Glacier in accordance with its terms subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

     (d) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Glacier will result in the violation of:

          (i) any of the provisions of the constating documents or by-laws of Glacier; or

          (ii) any Contract to which Glacier is a party or by which Glacier is bound;

          except where such violation would not have a material adverse effect on the ability of Glacier to perform its obligations hereunder;

     (e) Glacier is a Canadian within the meaning of the Investment Canada Act (Canada); and

     (f) no approval, order, consent of or filing with any Governmental Entity is required in connection with the execution and delivery by Glacier of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the obligations of Glacier under this Agreement or any other documents and agreements to be delivered under this Agreement except where the failure to obtain such approval, order or consent or make such filing would not have a material adverse effect on Glacier or its ability to carry out its obligations hereunder.

3.06 SURVIVAL OF GLACIER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1) The representations and warranties of Glacier set forth in Section 3.05 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor and the Purchaser for a period of 24 months from the Closing Date.

     (2) The covenants of Glacier set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor and the Purchaser, as the case may be, in accordance with the terms thereof.

3.07 INVESTIGATION

          Glacier and the Purchaser are knowledgeable about the industry in which the Corporation and the Subsidiaries operate (and the Purchaser currently manages the business of the Corporation) and are experienced in the acquisition and management of businesses. The Purchaser and Glacier acknowledge that they have been advised by the Vendor and Hollinger International that neither the Vendor, Hollinger International nor their respective Affiliates are or have been involved in the day-to-day management of the Corporation or the Subsidiaries nor do they or have they exercised any material oversight in respect of the management of the Corporation or the Subsidiaries. Glacier and its Representatives have been afforded reasonable access to the Books and Records, Contracts, facilities and personnel of the Corporation and the Subsidiaries for purposes of conducting a due diligence investigation of the Corporation and the Subsidiaries. Glacier has conducted a reasonable due diligence investigation of the Corporation and the Subsidiaries and has received answers to all inquiries which it has made with respect to the Corporation and the Subsidiaries and their respective businesses.

3.08 NO INDUCEMENT OR RELIANCE; INDEPENDENT ASSESSMENT

     (1) Neither the Purchaser nor Glacier has been induced by or relied upon any representations, warranties or statements, whether express or implied, made by the Vendor, Hollinger International (or their Affiliates or Representatives) that are not expressly set forth herein (including the Disclosure Letter), whether or not any such representations, warranties or statements were made in writing or orally.

     (2) The Purchaser and Glacier acknowledge that none of the Vendor, Hollinger International or their Affiliates or Representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Corporation, the Subsidiaries or their respective businesses for the Purchaser or Glacier or with respect to any forecasts, projections or business plans made available to Glacier in connection with Glacier's review of the Corporation, the Subsidiaries and their respective businesses. No information concerning the Corporation or the Subsidiaries or their respective businesses provided by the Purchaser to Glacier shall constitute or be deemed to constitute, in any way, information or a representation of or provided by the Vendor or Hollinger International.

3.09 RELEASE

          From and after the expiry of the time periods referred to in Sections 3.02(1), 3.04(1) and 3.06(1)(as applicable), each Party releases and forever discharges each other Party from any and all claims, demands, causes of action, liabilities, obligations, costs and damages of any nature whatsoever which the Party may have in respect of or in any way arising out of any inaccuracy in or breach of any representation or warranty contained in this Agreement and any instrument or certificate or other document executed or delivered pursuant to this Agreement (except for the Indemnity and Cooperation Agreement which will survive according to its terms), except for (and only to the extent of) any claim in respect of which the Party making the claim has provided notice to the Party making that representation and warranty in accordance with Section 6.01(7) or 7.01(2) prior to the expiry of those time limits and in respect of which any applicable limitation period imposed by Applicable Law has not expired and, in that event, only on the terms and conditions of and to the extent provided for in Article 6.

             ARTICLE 4 - COVENANTS RELATING TO CONDUCT OF BUSINESS

4.01 APPROPRIATE ACTION; CONSENTS; FILINGS

     (1) Upon the terms and subject to the conditions set forth herein, from the date hereof until the Closing Date, the Vendor, Glacier and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated herein as promptly as practicable, including: (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated herein, and to carry out fully the purposes of this Agreement; (ii) identifying and making all necessary registrations, declarations, notices or filings (each a "Filing") with any Governmental Entity as is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, and thereafter making any other required submissions, with respect to the transactions contemplated hereby and any Applicable Law; and (iii) obtaining all consents, waivers, approvals, licenses, permits, orders or authorizations (each, a "Consent") of any Governmental Entity or third party necessary for the consummation of the transactions contemplated herein; provided, however, that the Vendor shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third-party. In addition to the foregoing, the Purchaser and Glacier agree to provide such information and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated herein to the extent that such information or assurances do not increase the benefit that such party possesses under the applicable contract. The Purchaser, Glacier and the Vendor shall cooperate with each other in connection with the making of any Filings in accordance with this Section 4.01(1), including providing copies of all such documents to the non-filing Party and its advisors prior to filing and implementing all reasonable additions, deletions or changes suggested in connection therewith. All reasonable costs and expenses incurred in connection with the Filings pursuant to this Section 4.01 shall be paid by the Purchaser and all reasonable costs and expenses incurred for obtaining the Consents shall be paid by the Vendor. The Vendor, Glacier and the

Purchaser shall furnish to each other all information required for any application or other Filing to be made pursuant to any Applicable Law in connection with the transactions contemplated hereby.

     (2) The Purchaser and Glacier acknowledge that, as a result of the transactions contemplated hereby, certain consents and waivers may be required from parties to contracts to which the Corporation and the Subsidiaries, as the case may be, are party, and that such consents and waivers have not been obtained and may not be obtained prior to the Closing. The Vendor shall have no liability whatsoever to the Purchaser or Glacier arising out of or relating to the failure to obtain any consents or waivers, that may be required as a result of the transactions contemplated hereby or because of the termination of any contract as a result thereof. The Purchaser and Glacier acknowledge that no representation, warranty or covenant of the Vendor contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of: (i) the failure to obtain any such consent or waiver; (ii) any such termination; or (iii) any claim, lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent, or any such termination.

     (3) From the date hereof until the Closing Date, the Vendor, Glacier and the Purchaser shall promptly notify each other in writing of any pending or, to the knowledge of the Vendor, Glacier or the Purchaser, as applicable, threatened action, proceeding or investigation by any Governmental Entity or any other
Person: (i) challenging or seeking damages in connection with the transactions contemplated hereby; or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of the Purchaser or Glacier to own all or any portion of the Shares. The Vendor, Glacier and the Purchaser shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

     (4) From and after the date hereof, and at all times following Closing, the Purchaser and Glacier (to the extent within its control) shall, and shall cause the Corporation and any Indemnity Subsidiary to, provide all necessary cooperation and assistance to the Vendor and make available all personnel requested by the Vendor in connection with any proceeding or enquiry by or before any Governmental Entity in connection with the operation of the business or the activities of the Corporation or any Indemnity Subsidiary or in connection with any third party claim including, without limitation, any Section 19 Claim or any claim related to Government of Canada Funding, brought against or involving the Vendor or its Affiliates. The Vendor shall reimburse the Purchaser and Glacier for their reasonable out-of-pocket expenses in connection with the foregoing.

4.02 PRESERVATION OF BOOKS AND RECORDS

     (1) For a period of six (6) years from the Closing Date, the Purchaser and Glacier (to the extent within its control)shall use all reasonable efforts to preserve and retain, or cause the Corporation and any Indemnity Subsidiary to preserve and retain, all material Books and Records relating to the Corporation and any Indemnity Subsidiary prior to the Closing.

     (2) The Purchaser and Glacier shall not, at any time, dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to the Vendor by written notice to the Vendor at least sixty (60) days prior to the proposed date of such disposition or destruction.

     (3) At any time for a period of six (6) years from the Closing Date and thereafter in the event that either Party has issued an Indemnification Notice to the other Party, or the Vendor otherwise requires access to such Books and
Records:

     (a) The Purchaser and Glacier shall allow the Vendor and its Representatives access to all Books and Records within their control on reasonable notice and at reasonable times at the Purchaser's or Glacier's principal place of business or at any location where any Books and Records are stored, and the Vendor and its Representatives shall have the right to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the business of the Corporation or any Indemnity Subsidiary.

     (b) The Purchaser and Glacier shall, or shall (in the case of Glacier, to the extent within its control) cause the Corporation and/or any Indemnity Subsidiary to, make available to the Vendor at the Vendor's request upon reasonable notice and at reasonable times and at the Vendor's sole cost written request: (i) the Corporation's and the Indemnity Subsidiary's personnel to assist the Vendor in locating and obtaining any Books and Records; and (ii) any of the Corporation's and the Indemnity Subsidiary's personnel whose assistance or participation (including as witnesses) is reasonably required by the Vendor or any of its Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which the Vendor or any of its Affiliates are involved, including in connection with the preparation of any report or Tax Return to be filed by the Vendor under Applicable Law or otherwise or for the purposes of responding to or defending against any action, suit, proceeding, audit, investigation or claim in respect of any Taxes arising prior to the Closing Date relating to the Corporation or any Indemnity Subsidiary.

     (4) The Vendor and Hollinger International shall maintain the confidentiality of any information (other than information that is already in the public domain or that the Vendor and Hollinger International have in their possession on or prior to the date hereof, except to the extent specifically covered by any confidentiality undertaking) received from the Purchaser as a result of its access to the Books and Records under this Section 4.02 and, except as otherwise authorized by the Purchaser, will not disclose to any third party (except as may be required by Applicable Law or in any suit, action or proceeding involving the Vendor or Hollinger International) any such information.

4.03 TAX MATTERS

     (1) Neither the Purchaser nor Glacier (to the extent within its control) shall initiate or cause the Corporation or the Subsidiaries or any of their respective Affiliates to initiate any Income or Tax adjustment, for any period ending on or before the Closing Date, that would result in a reduction of Safe Income attributable to any of the Shares without the prior written consent of the Vendor.

     (2) The Purchaser and Glacier (to the extent within its control) shall cause the Corporation, the Subsidiaries and the Limited Partnership and their respective down-stream

Affiliates not to divest, sell, transfer or otherwise dispose of any asset to any Person in the remainder of the 2005 calendar year other than: (i) in the Ordinary Course; (ii) pursuant to the Purchasing Parties' Pre-Closing Reorganization Steps; or (iii) to the extent required by Applicable Law. The Purchaser and Glacier (to the extent within its control) shall cause the Corporation, the Subsidiaries and their respective down-stream Affiliates not to establish and/or acquire in the remainder of the 2005 calendar year, any corporation other than an unlimited liability company established under the laws of the Province of Nova Scotia.

     (3) The Purchaser and Glacier (to the extent within its control) shall, and shall cause the Corporation, the Subsidiaries and their respective down-stream Affiliates to provide all financial data and other information concerning the Corporation, the Subsidiaries and their respective down-stream Affiliates for the 2005 calendar year to the Vendor to enable the Vendor to prepare and file any Tax Returns required to be filed by it.

4.04 MAIL; PAYMENTS

     (1) The Vendor shall promptly deliver to the Purchaser copies of any correspondence or other communication received by the Vendor after the Closing Date pertaining to the Corporation or the Subsidiaries and, where such correspondence or other communication relates exclusively to the Corporation or any Subsidiaries, originals thereof. The Purchaser and Glacier shall and shall cause the Corporation and the Subsidiaries to promptly deliver to the Vendor any correspondence or other communication received by the Purchaser or Glacier after the Closing Date pertaining to the Vendor or its Affiliates.

     (2) The Vendor shall promptly pay or deliver to the Purchaser any monies or cheques which have been mistakenly sent after the Closing Date by customers of the Corporation and the Subsidiaries to the Vendor and which should have been sent to the Purchaser. The Purchaser and Glacier shall promptly pay or deliver to the Vendor any monies or checks which have been mistakenly sent after the Closing Date to the Purchaser and which should have been sent to the Vendor or its Affiliates.

4.05 INDEMNITY COOPERATION AGREEMENT

          The Parties agree that, notwithstanding the Closing, the Vendor shall be entitled, in its sole discretion and at its sole expense, to control and direct all matters related to any Section 19 Claims and any Government of Canada Funding claims involving the Corporation, Jamison, and any Indemnity Subsidiary including, without limitation, the exclusive right to retain and instruct counsel and to enter into any settlement or other negotiations with respect thereto. In connection therewith, the Vendor, Hollinger International and each Indemnity Subsidiary will, concurrently with the Closing, enter into an agreement (the "Indemnity Cooperation Agreement") addressing such matters in the form set out in Schedule 4.05. The Purchaser, Jamison and Glacier (to the extent within its control) covenant and agree to cooperate, in all respects, with the Vendor and Hollinger International so as to assist the Vendor and Hollinger International in enjoying benefits of the Indemnity Cooperation Agreement and not in any way impair or interfere with the rights of the Vendor or Hollinger International hereunder.

4.06 PURCHASING PARTIES' PRE-CLOSING REORGANIZATION STEPS

          Prior to the Time of Closing, at the Purchaser's option and upon notice thereof being provided to the Vendor by the Purchaser, the Parties agree to implement the Purchasing Parties' Pre-Closing Reorganization Steps in accordance with Schedule 4.06 hereof. Upon such notice being provided by the Purchasing Parties to the Vendor, the Parties agree to implement the Purchasing Parties' Pre-Closing Reorganization Steps in accordance with Schedule 4.06 hereof. Upon notice being provided hereunder, the Purchaser shall be deemed to waive all conditions under this Agreement for their benefit, including without limitation, the conditions contained in Article 5. The Purchasing Parties shall be solely responsible for any and all costs and expenses (including, without limitation, all Taxes) incurred by the Purchasing Parties, the Vendor and its Affiliates, Hollinger International and its Affiliates, the Corporation and the Subsidiaries, including, without limitation, all legal fees and disbursements of counsel, in connection with or in any way related to implementation of the Purchasing Parties' Pre-Closing Reorganization Steps and the termination or unwinding of the Purchasing Parties' Pre-Closing Reorganization Steps should Closing not occur. The Purchasing Parties shall reimburse each of the Vendor and its Affiliates, Hollinger International and its Affiliates, the Corporation and the Subsidiaries forthwith, on an as incurred basis, for any and all costs and expenses so incurred. The Purchasing Parties hereby indemnify and saves harmless the Vendor and its Affiliates, Hollinger International and its Affiliates, the Purchaser, the Corporation and the Subsidiaries for any and all claims, demands, suits, actions, proceedings, obligations, penalties, encumbrances, assessments (including, without limitation, assessments of Taxes), Taxes, costs, fees (including, without limitation, legal fees and disbursements) expenses, losses (including, without limitation, loss of profit or revenue), liabilities, damages (including, without limitation, indirect, special, consequential and punitive damages or damages for pure economic loss) of any nature whatsoever, directly or indirectly incurred or suffered by any of them as a result of, in connection with or arising from, directly or indirectly, implementation of the Purchasing Parties' Pre-Closing Reorganization Steps or the unwinding or termination of the Purchasing Parties' Pre-Closing Reorganization Steps should Closing not occur. The obligations of the Purchasing Parties set forth in this Section 4.06 shall, notwithstanding any other provision of this Agreement to the contrary, survive completion or termination of this Agreement and the transactions contemplated hereby and shall continue in full force and effect for the benefit of the Vendor and its Affiliates, Hollinger International and its Affiliates, the Corporation and the Subsidiaries indefinitely. To the extent that any of the Purchasing Parties' Pre-Completion Reorganization Steps contemplate or require the establishment of any corporate entity, those entities shall be unlimited liability companies established under the laws of the Province of Nova Scotia only.

4.07 HOLLINGER PRE-CLOSING REORGANIZATION STEPS

          Notwithstanding any other provision of this Agreement, the Vendor and Hollinger International may, at any time and upon notice thereof being provided to the Purchasing Parties by the Vendor prior to the Time of Closing, implement the Hollinger Pre-Closing Reorganization Steps set out in Schedule 4.07.

                             ARTICLE 5 - CONDITIONS

5.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY

     (1) The respective obligations of each Party to effect the transactions contemplated hereby is subject to the following conditions having been satisfied or met on or prior to the Closing, any or all of which may be waived by agreement of the Vendor, Glacier and the Purchaser, in whole or in part, to the extent permitted by Applicable Law:

     (a) no court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect or be pending and which prevents or prohibits, or will prevent or prohibit if then pending, consummation of the transactions contemplated hereby; provided, however, that each of the Parties shall use its commercially reasonable efforts to cause any such executive order, decree, judgment, injunction or other order to be vacated or lifted;

     (b) all Filings and Consents that are listed in Schedule 5.01(1)(b) shall have been duly made or obtained;

     (c) completion of the sale by the Vendor of all of the shares of 3120575 Nova Scotia Company held by it to Glacier or a wholly-owned subsidiary; and

     (d) evidence of the discharge of the lien of Toronto Dominion (Texas), Inc. against the Vendor insofar as it relates to the Shares or an acceptable undertaking to do so.

5.02 CONDITIONS FOR THE BENEFIT OF THE PURCHASER AND GLACIER

     (1) The sale by the Vendor and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Purchaser and Glacier to be performed or complied with at or prior to the Time of Closing:

     (a)  the representations and warranties of the Vendor set forth in Section
          3.01 shall be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of that date);

     (b) the Vendor shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Time of Closing;

     (c) the Vendor shall have delivered to the Purchaser and Glacier a certificate executed on its behalf by its duly authorized officer certifying that the conditions set forth in Sections 5.02(1)(a) and
          (b) hereof have been satisfied;

     (d) the Purchaser and Glacier shall have received a certificate of the Vendor and Hollinger International certifying that all existing indebtedness of the Corporation to Hollinger International or any of its Affiliates has been repaid in full;

     (e) the Purchaser shall have received a certificate of the Vendor certifying that the Great West Agreement has been terminated in respect of the Vendor and that the Corporation currently owes no amounts to Hollinger International or any of its Affiliates thereunder or under any management agreement;

     (f) the Purchaser shall have been furnished with the documents referred to in Section 2.02(2) at or prior to the Time of Closing; and

     (g) all necessary corporate steps and proceedings shall have been taken to permit the Shares to be duly and transferred to and registered in the name of the Purchaser.

5.03 CONDITIONS FOR THE BENEFIT OF THE VENDOR

     (1) The sale by the Vendor and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Vendor to be performed or complied with at or prior to the Time of Closing:

     (a)  the representations and warranties of the Purchaser set forth in
          Section 3.03 and of Glacier set forth in Section 3.05 shall be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date);

     (b) the Purchaser and Glacier shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser and Glacier at or prior to the Time of Closing;

     (c) the Purchaser and Glacier shall have delivered to the Vendor a certificate executed on their behalf by its duly authorized officers certifying that the conditions set forth in Sections 5.03(1)(a) and
          (b) have been satisfied; and

     (d)  the Vendor shall have been furnished the documents referred to in
          Section 2.02(3).

                          ARTICLE 6 - INDEMNIFICATION

6.01 INDEMNIFICATION

     (1) If the Closing shall occur, and subject to the provisions of this
Article 6, the Vendor hereby agrees to indemnify and hold harmless the Purchasing Parties against and from any and all Losses incurred by the Purchasing Parties as a result of:

     (a) the failure of any representation or warranty of the Vendor or Hollinger International contained in this Agreement to be true and correct as of the date made, except that the Vendor shall not be required to indemnify or save harmless a Purchasing Party in respect of any such failure unless the Purchasing Party shall have provided notice to the Vendor in accordance with Section 6.01(7) on or prior to the expiration of the applicable time period related to that representation and warranty set out in Section 3.02; and

     (b) any breach or non-performance by the Vendor of any covenant or other obligation to be performed by it that is contained in this Agreement.

     (2) Subject to the provisions of this Article 6, each Purchasing Party shall indemnify, defend and save harmless the Vendor from any and all Losses suffered or incurred by the Vendor as a result of:

     (a) the failure of any representation or warranty of the Purchasing Party contained in this Agreement to be true and correct, except that a Purchasing Party shall not be required to indemnify or save harmless the Vendor in respect of any such failure unless the Vendor shall have provided notice to the Purchasing Party in accordance with Section 6.01(7) on or prior to the expiration of the applicable time period for that representation and warranty set out in Section 3.04 or
          Section 3.06, as the case may be; and

     (b) any breach or non-performance by that Purchasing Party of any covenant or other obligation to be performed by it that is contained in this Agreement.

     (3) The Vendor shall not be required to indemnify either Purchasing Party, and no Purchasing Party shall be entitled to recover from the Vendor, any amount for any claims described in Section 6.01(1) including any certificate delivered hereunder in respect thereof (collectively, "Representation and Warranty Losses"), until and unless the amount which the Purchasing Party is entitled to recover in respect of such Losses exceeds, in the aggregate, $150,000 (the "Deductible"), following which, subject to this Article 6 (including paragraphs
(4) (5) and (6) below), the entire amount which the Purchasing Party is entitled to recover in respect of such Losses, less the Deductible, shall be payable.

     (4) Any and all Representation and Warranty Losses that involve Losses of less than $25,000 shall not be entitled to indemnification under this Section
6.01 and shall not be counted toward satisfaction of the Deductible.

     (5) The maximum aggregate amount recoverable by the Purchasing Parties, in the aggregate, for any and all Representation and Warranty Losses (other than Representation and Warranty Losses relating to breaches or inaccuracies of the Vendor's representation and warranties in Section 3.01(1)(a) or 3.01(1)(d) ("Title Representation and Warranty Losses")) shall (inclusive of all legal fees and disbursements) not, in any event, exceed $650,000 and in no event shall the Vendor be liable for any amount in excess thereof and the maximum aggregate amount recoverable by the Purchasing Parties, in the aggregate, for any and all Title Representation and Warranty Losses shall (inclusive of all legal fees and disbursements) not, in any event, exceed an amount equal to 100% of the Purchase Price and in no event shall the Vendor be liable for any amount in excess thereof. The maximum amount recoverable by the Vendor from the Purchasing Parties in respect of all Losses incurred by the Vendor pursuant to claims described in Section 6.01(2) including any certificate delivered hereunder in respect thereof shall (inclusive of all legal fees and disbursements) not, in any event, exceed $650,000 and in no event shall the Purchasing Parties shall be liable for any amount in excess thereof.

     (6) The maximum aggregate amount recoverable, in the aggregate, from the Vendor in respect of all Losses incurred by the Purchasing Parties and the Indemnity Subsidiaries (including, without limitation, Representation and Warranty Losses, Title Representation and Warranty Losses, Losses under the Publication Status Indemnity and Losses any other document or agreement contemplated hereby or otherwise) shall be an amount equal to 100% of the Purchase Price (inclusive of all legal fees and disbursements) and in no event shall the Vendor be liable for any Losses in excess of such amount.

     (7) The following procedures shall apply to claims for indemnification under this Article 6:

     (a) In the event that a Party shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer any Losses), in respect of which indemnification may be sought by such Party (an "Indemnified Party") pursuant to the provisions of this Article 6 from another Party (each, an "Indemnifying Party"), the Indemnified Party shall promptly submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim including a description in reasonable detail of the facts giving rise to the claim for indemnification hereunder and (if known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement upon which such claim is based; provided, however, that the failure of the Indemnified Party to give the Indemnification Notice promptly shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby. In the case of Losses arising by reason of any third-party claim, the Indemnification Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) calendar days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third-party claim. Notwithstanding the foregoing, should a Person be served with a complaint with regard to a third-party claim, the Indemnified Party must notify the Indemnifying Party with a copy of the complaint within ten (10) calendar days after receipt thereof and shall deliver to the Indemnifying Party within ten (10) calendar days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third-party claim (or in each case such earlier time as may be necessary to enable the Indemnifying Party to respond to the court proceedings on a timely basis); provided, however, that failure to do so shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.

     (b) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation in the Indemnified Party's possession: (i) that is not privileged and is reasonably necessary; and (ii) that is critical (whether or not privileged), in each case, to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

     (c) In the case of third-party claims with respect to which an Indemnification Notice is given, the Indemnifying Party shall have the option at its own expense: (i) to conduct any proceedings or negotiations in connection therewith; (ii) to take all other steps to settle or defend any such claim; and (iii) to employ counsel of the Indemnifying Party's choosing and approved by the Indemnified Party acting reasonably to contest any such claim in the name of the Indemnified Party or otherwise. The Indemnifying Party may not compromise or settle any claim without the Indemnified Party's prior written consent, which may not be unreasonably withheld or delayed. Should the Indemnifying Party provide written notice of its desire to settle any third party claim but the Indemnified Party does not provide consent within a reasonable period of time, the Indemnified Party shall be responsible for any incremental costs and expenses incurred beyond the proposed settlement amount. The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party claim. The Indemnifying Party shall, within twenty (20) days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim. Until the Indemnified Party has received notice of the Indemnifying Party's election whether to defend any such claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within twenty (20) days after receipt of the Indemnification Notice of the Indemnifying Party's election to defend such claim or fails to diligently defend such claim after electing to assume conduct, the Indemnified Party shall defend such claim but may not settle such claim without the advance written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Should the Indemnified Party provide notice of its desire to settle such claim but the Indemnifying Party does not provide consent within a reasonable period of time, the Indemnifying Party shall be responsible for any incremental costs and expenses incurred beyond the proposed settlement amount. The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnified Party which are referred to in the third and fourth sentences of this subparagraph (c)) shall be borne by the

          Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of such claim and, if applicable, only to the extent required by this Section 6.01(7). Regardless of which Party shall assume the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith.

     (8) Nothing in this Section 6.01 shall be construed as a limitation on the Indemnifying Party's right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Section 6.01 with respect to a particular claim. The Indemnified Party shall have the burden of proof in establishing the existence of a claim for indemnification under this Agreement and the amount of Losses suffered by it.

     (9) The indemnification provided for in this Section 6.01 shall be the sole and exclusive remedy of the Purchasing Parties (except in the case of fraud on the part of the Vendor), whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein and the Purchasing Parties hereby irrevocably waive and release any rights to take action, institute proceedings or make any claims of any nature whatsoever against the Vendor (or Hollinger International) or their respective Affiliates except pursuant to such indemnification provisions. The indemnification provided for in this Section 6.01 shall be the sole and exclusive remedy of the Vendor (except in the case of fraud on the part of either of the Purchasing Parties), whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement with respect to the breach of any representation or warranty set forth herein.

     (10) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to: (i) any insurance proceeds received by or otherwise payable to the Indemnified Party (or any of its Affiliates) with respect to such Losses (collectively, "Insurance Benefits"); and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any party other than the Indemnifying Party. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party's payment). With respect to any Losses incurred or suffered by an Indemnified Party, no liability shall attach to the Indemnifying Party in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Party and, accordingly, the Indemnified Party may only recover once in respect of the same Loss.

     (11) Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. The Purchasing Parties shall use commercially reasonable efforts to mitigate any Losses in respect of which indemnification under this Agreement may be sought, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate Losses. To the extent that any breach of any representation or warranty contained in this Agreement or any other provision of this Agreement is capable of remedy, the Indemnified Party shall afford the Indemnifying Party a reasonable opportunity to remedy the matter complained of.

     (12) The liability of the Vendor in respect of any claim by the Purchasing Parties under this Agreement shall be reduced by the amount by which any Taxes for which the Purchasing Parties, the Corporation or any Indemnity Subsidiary is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

     (13) From the date hereof through the Closing Date, the Vendor shall have the right, from time to time, to modify, amend and/or supplement the Disclosure Letter by delivering any such modifications, amendments and/or supplements to Glacier in writing in accordance with the terms of this Agreement. No such supplement, amendment or modification shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that the Disclosure Letter may be modified, amended and/or supplemented to add immaterial, as well as material, items thereto. In the event that the Vendor provides Glacier with an amendment, supplement, or modification to the Disclosure Letter within three Business Days prior to the date that the parties intend to close the transaction contemplated in this Agreement, the parties agree to extend the Closing Date for a period of three Business Days from the date of delivery of such information, or otherwise as the parties may agree. In the event that the amendment, supplement or modification to the Disclosure Letter constitutes a Material Adverse Effect, then the Purchasing Parties may, at their election within 3 Business Days of receipt, elect to terminate their obligations to complete the transactions contemplated hereby by notice in writing to the Vendor. For purposes of determining whether the Vendor is subject to any claim for indemnification under this Section 6.01 following the Closing Date for a breach of any representation or warranty under this Agreement, the Disclosure Letter shall be deemed to include the information contained therein on the date hereof and such other information as may be set forth in any modification, amendment and/or supplement to the Disclosure Letter delivered by the Vendor to Glacier pursuant to this Section 6.01(13). Disclosure of any fact or item in the Disclosure Letter shall be deemed to constitute disclosure with respect to each reasonably related provision of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Letter is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of business. No party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Letter is or is not in the Ordinary Course for purposes of this Agreement.

     (14) In no event shall the Vendor be required to indemnify the Purchaser or Glacier and the Vendor shall have no liability to the Purchaser or Glacier:

     (a) to the extent the indemnification obligation or liability arises or is increased as a result of any action taken or omitted to be taken by the Purchaser or Glacier or any of their Affiliates (including any action taken or omitted to be taken by the Corporation or the Subsidiary on or after the Closing Date);

     (b) for any Loss or matter to the extent resulting from a change in Applicable Law that becomes effective after the Closing Date;

     (c) for any Loss or matter to the extent arising from a change in the accounting policies or practices of the Corporation or any Subsidiary after the Closing; or

     (d) to the extent that the Vendor is unable to challenge or dispute any claim due to the loss or destruction of any relevant Books and Records by the Purchasing Parties, the Corporation or the Indemnity Subsidiaries.

     (15) Notwithstanding anything contained herein to the contrary, the Vendor shall have no liability for a breach of or inaccuracy in any representation or warranty if the Purchaser or Glacier was aware, at or before the Closing Date, of the facts as a result of which such representation or warranty was breached or inaccurate.

     (16) Any amounts payable under Section 6.01 by Glacier, the Purchaser or the Vendor (other than interest) shall be treated as an adjustment to the Purchase Price.

                    ARTICLE 7 - PUBLICATION STATUS INDEMNITY

7.01 PUBLICATION STATUS INDEMNITY

     (1) The Vendor shall, if the Closing occurs, indemnify, defend and save harmless each Indemnity Subsidiary, effective as and from the Time of Closing, from and against Losses suffered or incurred by such Indemnity Subsidiary as a result of:

     (a) any Funding Determination, except that the Vendor shall, notwithstanding anything in Article 6 to the contrary, in no event be responsible for any costs incurred by any Indemnity Subsidiary in responding to a potential or actual Funding Determination as long as the Vendor is defending the claim or pursuing a settlement but if the Vendor ceases to do so and the Indemnity Subsidiary determines for bona fide reasons to pursue the claim, the Vendor shall be responsible for the fees and expenses of one set of counsel in respect of such claim; and

     (b) any Section 19 Claim, except that the Vendor shall, notwithstanding anything in Article 6 to the contrary, in no event be responsible for any costs incurred by any Indemnity Subsidiary in respect of the defence or settlement of any Section 19 Claim as long as the Vendor is defending the claim or pursuing a settlement but if the Vendor ceases to do so and the Indemnity Subsidiary determines for bona fide reasons to pursue the claim, the Vendor shall be responsible for the fees and expenses of one set of counsel in respect of such claim.

     (2) The Vendor shall, if the Closing occurs, indemnify, defend and save harmless Jamison, effective as and from the Time of Closing, from and against Losses suffered or incurred by Jamison as a result of the Vue Claims, except that the Vendor shall, notwithstanding anything in Article 6 to the contrary, in no event be responsible for any costs incurred by Jamison in respect of the defence or settlement of any Vue Claims as long as the Vendor is defending the claim or pursuing a settlement but if the Vendor ceases to do so and Jamison determines for bona fide reasons to pursue the claim, the Vendor shall be responsible for the fees and expenses of one set of counsel in respect of such claim.

     (3) The Publication Status Indemnity shall be the sole remedy of Glacier, the Purchaser, Jamison and any Indemnity Subsidiary for any Losses in respect of any matter related to the matters addressed by the Publication Status Indemnity and Glacier, the Purchaser, Jamison and each Indemnity Subsidiary hereby irrevocably waive and release any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor in connection with the Publication Status Indemnity pursuant to any other provision of this Agreement or otherwise. The Publication Status Indemnity will expire on the sixth anniversary of the Closing Date.

     (4) The Purchaser, and its successors in interest, shall hold the Publication Status Indemnity in trust for the benefit of the Indemnity Subsidiaries subject to the qualifications and limitations of this Agreement.

7.02 CLAIMS PROCESS AND LIMITS

          The provisions of Sections 6.01(7), 6.01(8), 6.01(9), 6.01(10),
6.01(11), 6.01(12), 6.01(14) and 6.01(16) shall apply, mutatis mutandis, to the
Publication Status Indemnity.

                            ARTICLE 8 - TERMINATION

8.01 TERMINATION

          This Agreement may be terminated at any time prior to the Closing
Date:

     (1) by mutual written agreement of the Vendor, Glacier and the Purchaser;
or

     (2) by written notice by either the Vendor, Glacier or the Purchaser, by the terminating Party to the other Parties, if:

     (a) the transactions contemplated hereby shall not have been consummated by 5:00 p.m., (Toronto time) on December 31, 2005 (the "End Date"), subject to the right of the Vendor, in its sole discretion, to extend the End Date to such time on a date on or prior to January 31, 2006 by notice in writing to the Purchaser and Glacier, in which case the End Date shall be such time on such date; provided, however, that the right to terminate this Agreement under this Section 8.01(2)(a)shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before the End Date; or

     (b) there shall be any Applicable Law that makes consummation of all of the transactions contemplated hereby illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Purchaser or the Vendor from consummating all of the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and non-appealable and, prior to such termination, the Parties shall have used their respective commercially reasonable best efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; or

     (c) by written notice from the Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Vendor set forth herein shall have occurred, is not cured within thirty (30) days after written notice thereof from the Purchaser or Glacier to the Vendor, would cause the conditions set forth in Section 5.02(1)(a) or (b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

     (d) by written notice from the Vendor, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser or Glacier set forth herein shall have occurred, is not cured within thirty (30) days after written notice thereof from the Vendor to the Purchaser or Glacier, would cause the conditions set forth in Section 5.03(1)(a)or (b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

8.02 EFFECT OF TERMINATION

          Termination of this Agreement pursuant to Section 8.01 hereof shall terminate all rights and obligations of the Parties hereunder and this Agreement shall become void and have no force or effect. Upon such termination, none of the Parties shall have any liability to the other Parties hereunder. Notwithstanding the foregoing, no Party shall be relieved from any liability for any breach of any of its covenants or agreements in this Agreement prior to such termination.

                               ARTICLE 9 - GENERAL

9.01 FURTHER ASSURANCES

          Each of the Vendor, Glacier and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.02 TIME OF THE ESSENCE

          Time shall be of the essence of this Agreement.

9.03 COMMISSIONS

          Each of the Vendor, the Purchaser and Glacier shall indemnify and save harmless the other from and against any claims whatsoever for any commission, brokers fees, finders fees or other similar remuneration payable or alleged to be payable to any Person by the Party providing the indemnity in respect of the sale and purchase of the Shares.

9.04 CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

          No Party shall make any public announcement or press releases concerning, or otherwise disclose the existence or the contents of, this Agreement without the prior written consent of the other except as required by Applicable Law, stock exchange regulation or, in the case of the Vendor and its Affiliates (including the Corporation and the Subsidiary) the terms of any Contract in effect on the date hereof or, in the case of the Purchasing Parties, communications to the customers, employers and suppliers of the Corporation and the Subsidiary following the Closing Date of the fact of the completion of the transaction.

9.05 BENEFIT OF THE AGREEMENT

          This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties, including the Limited Partnership and each successor in interest of the Vendor (including Hollinger Canadian Publishing Holdings Co.).

9.06 ENTIRE AGREEMENT

          This Agreement (together with the Schedules and the Disclosure Letter) constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto (including the Letter of Intent). There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

9.07 AMENDMENTS AND WAIVER

          No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

9.08 ASSIGNMENT

          This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

9.09 NOTICES

          Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

          To the Vendor:

          c/o Hollinger International Inc.
          712 Fifth Avenue
          New York, New York
          10019

          Facsimile No.: (212) 586-0010

          Attention: General Counsel

          With a copy to:

          McCarthy Tetrault LLP
          Suite 4700, 66 Wellington Street West
          TD Bank Tower, TD Centre
          Toronto, Ontario
          M5K 1E6

          Facsimile No.: (416) 868-0673

          Attention: David A. Judson

          To Glacier:

          Glacier Ventures International Corp.
          1970 Alberta Street
          Vancouver, British Columbia
          V5Y 3X4

          Facsimile No.: (604) 879-1483

          Attention: Jonathan Kennedy

          With a copy to:

          Farris, Vaughan, Wills & Murphy LLP
          P.O. Box 10026, 700 W. Georgia Street
          Vancouver, British Columbia
          V7Y 1B3

          Facsimile No.: (604) 661-9349

          Attention: Elizabeth Harrison

          To Hollinger International:

          712 Fifth Avenue
          New York, New York
          10019

          Facsimile No.: (212) 586-0010

          Attention: General Counsel

          With a copy to:

          McCarthy Tetrault LLP
          Suite 4700, 66 Wellington Street West
          TD Bank Tower, TD Centre
          Toronto, Ontario
          M5K 1E6

          Facsimile No.: (416) 868-0673

          Attention: David A. Judson

          To the Purchaser:

          6490239 Canada Inc.
          25 Chisolm Avenue
          St. Albert, Alberta
          T8N 5A5

          Facsimile No.: (780) 460-8813

          Attention: President

          With a copy to:

          Bishop & McKenzie LLP
          2500, 10104-103 Avenue
          Edmonton, Alberta
          T5J 1V3

          Facsimile No.: (780) 426-1305

          Attention: Norbert Broda

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the second Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

9.10 SEVERABILITY

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.11 PARTIES IN INTEREST

          This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each Party and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including, without limitation, any lenders to the Purchasing Parties) other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.12 EXPENSES

          Except as otherwise expressly set forth in this Agreement all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that any dispute among the Parties results in litigation, arbitration, mediation or any other contest, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party with respect to this Agreement, including, without limitation, reasonable attorney's fees and expenses.

9.13 GOVERNING LAW; ATTORNMENT

          This Agreement shall be governed by, and construed in accordance with, the law of the Province of Alberta and the laws of Canada applicable therein. For the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. Each of the Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of Alberta located in the City of Edmonton, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by Canadian registered mail to its respective address set forth herein shall be effective service of process for any litigation brought against it in any such court. It is understood and agreed that upon service of an originating process by registered mail as provided herein, the solicitors for the plaintiffs in the action may accept service of the Statement of Claim on behalf of the solicitors for the defendants in the action, effective on the fifth day following mailing of the Statement of Claim, and may thereafter take whatever steps are permitted under the Alberta Rules of Civil Procedure in respect of an originating process for which service has been accepted by a solicitor. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement and the transactions contemplated hereby in the courts of the Province of Alberta, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

9.14 COUNTERPARTS; FACSIMILE

          This Agreement may be executed and delivered in one or more counterparts and via facsimile, and by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15 WAIVER

          Subject to the limitations contained in this Agreement, the failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

9.16 DISCLAIMER

          The Vendor disclaims any representations or warranties except as specifically set forth in this Agreement. In particular, the Vendor disclaims any representation or warranty, and the Purchasing Parties agree that the Vendor shall not have any liability, with respect to any information concerning the Vendor, the Corporation, and the Subsidiaries not expressly represented and warranted to in this Agreement, including, without limitation, any information regarding the Vendor, the Corporation, and the Subsidiaries provided at any management presentation related to the transactions contemplated by this Agreement.

9.17 WAIVER OF JURY TRIAL

          Each Party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.

     IN WITNESS WHEREOF the parties have executed this Agreement.

                                        GLACIER VENTURES INTERNATIONAL CORP.


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                        HCPH CANADIAN NEWSPAPER HOLDINGS CO.


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                        HOLLINGER INTERNATIONAL INC.


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                        6490239 CANADA INC.


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                        JAMISON NEWSPAPERS INC.


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------


                                        Per:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                SCHEDULE 1.01(M)

                                DISCLOSURE LETTER

                                  SCHEDULE 4.05

                         INDEMNITY COOPERATION AGREEMENT

                                  SCHEDULE 4.07

              PURCHASING PARTIES' PRE-CLOSING REORGANIZATION STEPS

                                  SCHEDULE 4.08

                   HOLLINGER PRE-CLOSING REORGANIZATION STEPS

                               SCHEDULE 5.01(1)(C)

                              CONSENTS AND FILINGS